Exhibit (m)(2)(i)

AMENDED SCHEDULE A

with respect to

VOYA VARIABLE PORTFOLIOS, INC.

THIRD AMENDED AND RESTATED SHAREHOLDER SERVICE

AND DISTRIBUTION PLAN

CLASS A SHARES

Fund

Voya Global High Dividend Low Volatility Portfolio

Voya Index Plus LargeCap Portfolio

Voya Index Plus MidCap Portfolio

Voya Index Plus SmallCap Portfolio

Voya International Index Portfolio

Voya Russell™ Large Cap Growth Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya Russell™ Large Cap Value Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya Small Company Portfolio

Voya U.S. Bond Index Portfolio